DESIGNATION OF RIGHTS AND PREFERENCES
            OF REPUBLIC LEASING INCORPORATED SERIES 3 PREFERRED STOCK

Pursuant to a duly adopted resolution of the Board of Directors of Republic Leasing Incorporated (the "Corporation") and in accordance with the authority granted in the corporation's Articles of Incorporation, the Board of Directors has, and hereby does, designate 300 shares of the corporation's authorized preferred stock as Series 3Preferred Stock, with the following rights and preferences.

  1. DIVIDENDS. The holders of each share of Series 3 Preferred Stock shall be entitled to receive a cumulative, quarterly cash dividend of $23.125 per share, out of funds legally available for that purpose, such dividend to be payable on the last day of March, June, September and December of each year (the "Dividend Payment Dates"). No dividends shall be paid on or set aside for shares of common stock until all accrued dividends payable on the shares of issued and outstanding Preferred Stock have been paid. No dividend may be declared and paid on shares of common stock if the net assets of the corporation after such event would be insufficient to make the redemption payments described in Section 4.

  2. VOTING RIGHTS OF PREFERRED STOCK. The holders of shares of Series 3 Preferred Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders except:

      (a) as may from time to time be mandatorily required by the laws of the State of Delaware;

      (b) on any proposed amendment to the Certificate of Incorporation of the corporation which materially alters any of the designations, relative rights, preferences or limitations of the shares of Series 3 Preferred Stock or which creates or increases the authorized shares of any class of stock having rights or preferences ranking senior to the Series 3 Preferred Stock, approval of any such amendment to require the affirmative vote of the holders of at least seventy (70) percent of the then outstanding shares of Series 3 Preferred Stock, voting separately as a class; and

      (c) on any proposed amendment to the By-Laws of the corporation which materially alters any of the rights of the holders of Series 3Preferred Stock, as a class, and not the rights of the holders of all classes of stock of the corporation generally, approval of any such amendment to require the affirmative vote of the holders of at least seventy (70) percent of the then outstanding shares of Series 3 Preferred Stock, voting separately as a class.

      (d) if, at the time any election of directors is held or to be held, the Corporation has failed to pay in full the two most recent quarterly dividends due on this or any other series of Preferred Stock or has failed to pay two out of the four most recent quarterly dividends due on this or any other series of Preferred Stock, the holders of the Preferred Stock, as a group and without regard to series and to the exclusion of all other classes of stock of the Corporation, shall be entitled to nominate and elect all directors of this Corporation. Such right shall continue until the earlier of (i) a majority of the board of directors having been elected by the holders of the Preferred Stock or (ii) the dividend arrearages described above having been paid. Thereafter, so long as such dividend arrearages have not been paid, the holders of Preferred Stock shall be entitled to nominate and elect such number of directors at each election of directors as may be necessary to maintain, as a majority of the Board of Directors, directors elected by the holders of Preferred Stock. Upon payment of any such dividend arrearages, the right of the holders of Preferred Stock to nominate and elect any directors of the Corporation shall cease until there exist new dividend arrearages meeting the conditions described above; provided, however, that such cessation shall not affect the right of the holders to fill any vacancy with respect to a director elected by the holders of Preferred Stock (as provided below), nor shall such cessation prevent any director elected by the holders of Preferred Stock from completing its unexpired term or constitute cause for removal of any such director. If a vacancy arises on the Board of Directors in respect of any director elected by the holders of Preferred Stock, for any cause, including, but not limited to, the death, disability, removal, disqualification, resignation, or refusal to act of any such director (but excluding the expiration of such director's term), then the holders of Preferred Stock, to the exclusion of the holders of all other classes of stock of the Corporation, may nominate and elect a director to fill the vacancy so created for the unexpired term thereof.

  3.  RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP.

      (a) in the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of shares of Series 3 Preferred Stock then outstanding shall be entitled to be paid before any sums shall be paid or any assets distributed to the holders of common stock, out of the assets of this corporation available for distribution to holders of this corporation's stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to $1,000 per share, plus an amount equal to accrued but unpaid dividends, if any, to the date of payment. If, upon any liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of this corporation and after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of common stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock, to share in all remaining assets of this corporation available for distribution to its stockholders.

      (b) TREATMENT OF CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. A consolidation or merger of this corporation into or with another corporation (as a result of which the holders of more than 50% of the shares of common stock receive cash, stock or other property in exchange for their shares of such stock) or a sale of all or substantially all of the assets of this corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of this corporation within the meaning of this Section 3.

      (c) DISTRIBUTION OTHER THAN CASH. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

  4.  REDEMPTION.

      (a) REDEMPTION EVENTS. Shares of Series 3 Preferred Stock shall be redeemable by this corporation as follows:

           (i) One-fourth of the outstanding shares of Series 3 Preferred Stock shall be redeemed by this corporation on the last day of each June and December in 1999 and 2000.

           (ii) Prior to any redemption date set forth above, this corporation, at its option at any time or from time to time, upon at least ten (10) days advance notice pursuant to Article (c) below, may redeem, in whole or in part, outstanding shares of Series 3 Preferred Stock. Each date fixed for redemption pursuant to this Section 4 is hereinafter referred to as a "Preferred Redemption Date." If less than all of the shares of Series 3 Preferred Stock are being redeemed at any time, such redemption shall be ratably among all holders of Series 3 Preferred Stock in proportion to the number of shares of Series 3 Preferred Stock held by all holders thereof. No optional redemption under this subsection (ii) shall relieve the corporation of its mandatory redemption obligations under subsection (i) unless and until all of the Series 3 Preferred Stock has been redeemed.

      (b) REDEMPTION PRICE. The total sum payable per share of Series 3 Preferred Stock being redeemed shall be $1,000 plus accrued but unpaid dividends, if any, payable with respect to such share. The total sum payable with respect to any such share to be redeemed is hereinafter referred to as the "Preferred Redemption Price." The Preferred Redemption Price is payable on the Preferred Redemption Date established pursuant to Section 4(a), and the payment is hereinafter referred to as a "Preferred Redemption Payment." On and after the Preferred Redemption Date (unless default shall be made by this corporation in the payment of the Preferred Redemption Price as hereinafter provided), all rights in respect of the shares of Series 3 Preferred Stock to be redeemed, except the right to receive the Preferred Redemption Price as hereinafter provided, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by this corporation.

      (c)  NOTICE OF REDEMPTION.  Notice of the redemption pursuant to this
Section 4 shall be sent by first-class mail, postage prepaid, to the holders of record of the shares of Series 3 Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of this corporation. Such notice shall set forth the number of shares of Series 3 Preferred Stock to be redeemed, the Preferred Redemption Date, and the Preferred Redemption Price, and the date and place at which the holder may obtain the Preferred Redemption Payment upon the surrender of such holder's certificate.

      (d)  SURRENDER OF CERTIFICATES.  On or after the Preferred Redemption
Date stated in a notice delivered pursuant to Section 4(c), each holder of shares of Series 3 Preferred Stock to be redeemed shall surrender his or her certificate or certificates evidencing such shares to this corporation at the place designated in such notice and shall, upon surrender of such certificate or certificates, receive the Preferred Redemption Payment therefor. In case less than all the shares of preferred stock represented by any such surrendered certificate or certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares.